Exhibit 21.1

SUBSIDIARIES OF MAN SANG HOLDINGS, INC.

4376zone.com Limited
Arcadia Jewellery Limited
Asean Gold Limited
Cyber Bizport Limited
Excel Access Limited
Hong Kong Man Sang Investments Limited
M.S. Collections Limited
M.S. Electronic Emporium Limited
Man Hing Industry Development (Shenzhen) Co., Ltd.
Man Sang Development Company Limited
Man Sang Enterprise Ltd.
Man Sang Innovations Limited
Man Sang International (B.V.I.) Limited
Man Sang International Limited
Man Sang Jewellery Company Limited
Market Leader Technology Limited
Peking Pearls Company Limited
Swift Millions Limited
Man Sang Investment Development Limited
Man Sang China Investment Limited
Smartest Man Holdings Limited
Northeast Infrastructure Holdings Limited
China Pearls and Jewellery City Holdings Limited
China Pearls and Jewellery International City Co, Ltd
Zhuji Five Continents Enterprise Ltd.

AFFILIATES OF MAN SANG HOLDINGS, INC.

Zhuji Pan-Asia Property Management Enterprise, Limited